UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 27, 2006

RSA Security Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-25120	04-2916506
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

174 Middlesex Turnpike, Bedford, Massachusetts		01730
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(781) 515-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On January 27, 2006, the Compensation Committee of the Board of Directors of RSA Security Inc. took several actions with respect to the compensation of our executive officers.

1. Discretionary Bonuses to Executive Officers for Fiscal 2005. The Compensation Committee of our Board of Directors approved the payment of discretionary cash bonuses to the following executive officers in the amounts set forth opposite the name of each officer:

Arthur W. Coviello, Jr. $100,000
William L. McQuaide $50,000
Robert P. Nault $10,000
Vivian M. Vitale $40,000
Gerard H. Wilson $40,000

In determining the discretionary bonus amounts for these executives, the Compensation Committee considered our financial and operating performance during the second half of fiscal 2005 and each officer’s contribution to such performance.

2. Executive Severance Benefit Policy. The Compensation Committee of our Board of Directors approved changes to the severance benefit policy for our executive officers other than Mr. Coviello (whose severance payments are determined by his employment agreement). The purpose of these changes is to provide consistent terms among our executives. Under the new Executive Severance Benefit Policy, if we terminate an executive officer’s employment without cause, we are required to pay him or her severance payments equal to six months’ base salary plus (1) an additional one month’s base salary for each year of employment with RSA Security, up to a maximum of one year, in the case of our vice presidents, or (2) an additional one month’s base salary for each year of employment with RSA Security, up to a maximum of eighteen months, in the case of our senior vice presidents. RSA Security would also continue to provide medical and dental benefits to the executive during the severance period. However, if the executive officer is party to an individual agreement with RSA Security that provides greater benefits to the executive officer upon his or her termination without cause, RSA Security will make payments under the individual agreement (and not the Executive Severance Benefit Policy).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RSA Security Inc.

February 1, 2006	By:	/s/Robert P. Nault

Name: Robert P. Nault
Title: Senior Vice President and General Counsel